Exhibit 99.1

Press Release

National Mentor Holdings, Inc. Announces Results for the Fourth Quarter and Fiscal Year Ended September 30, 2008

BOSTON, Massachusetts, December 22, 2008 – National Mentor Holdings, Inc. (the “Company”) today announced its financial results for the fourth quarter and fiscal year ended September 30, 2008.

Fourth Quarter Results

Revenues for the quarter ended September 30, 2008 were $242.4 million, an increase of $9.0 million, or 3.8%, over revenues for the quarter ended September 30, 2007.  Approximately $2.1 million of this increase relates to acquisitions that closed during the last quarter of the fiscal year ended September 30, 2007 (“fiscal 2007”) and the fiscal year ended September 30, 2008 (“fiscal 2008”).  Excluding the revenue growth from these acquisitions, revenues increased $6.9 million, or 2.9%.  Approximately $3.3 million of this increase was due to growth in our existing programs and approximately $3.6 million of this increase was due to revenues derived from new programs that began operations during the last quarter of fiscal 2007 and fiscal 2008.

Income from operations for the quarter ended September 30, 2008 was $8.4 million, a decrease of $0.2 million as compared to income from operations for the quarter ended September 30, 2007.  The operating margin was 3.4% for the quarter ended September 30, 2008, a decrease from 3.7% for the quarter ended September 30, 2007.

Net loss for the quarter ended September 30, 2008 was $3.6 million compared to net loss of $2.9 million for the quarter ended September 30, 2007.

Adjusted EBITDA(1) for the quarter ended September 30, 2008 was $22.0 million, a decrease of $1.3 million, or 5.8%, as compared to Adjusted EBITDA for the quarter ended September 30, 2007.  Adjusted EBITDA was negatively impacted by increased investments in growth initiatives and business process improvements.

(1) Adjusted EBITDA is a non-GAAP financial performance measure used by management, which is net income (loss) before interest expense and interest income, income taxes, depreciation and amortization, and certain non-operating expenses.  A reconciliation of Adjusted EBITDA to net loss is provided on page 5.

Fiscal Year Results

Revenues for fiscal 2008 were $962.9 million, an increase of $52.8 million, or 5.8%, over revenues for fiscal 2007.  Approximately $3.8 million of this increase relates to acquisitions that closed during fiscal 2007 and fiscal 2008. Excluding the revenue growth from these acquisitions, revenues increased $49.0 million, or 5.4%.  Approximately $37.3 million of this increase was due to growth in our existing programs. The remaining increase of $11.7 million was derived from new programs that began operations during fiscal 2007 and fiscal 2008.

Income from operations for fiscal 2008 was $43.9 million, a decrease of $3.5 million as compared to income from operations for fiscal 2007.  The operating margin was 4.6% for fiscal 2008, a decrease from 5.2% for fiscal 2007.

Net loss for fiscal 2008 was $7.2 million compared to net loss of $2.5 million for fiscal 2007.

Adjusted EBITDA for fiscal 2008 was $97.7 million, a decrease of $2.9 million, or 2.9%, as compared to Adjusted EBITDA for fiscal 2007.  Adjusted EBITDA was negatively impacted by the ongoing effects of a change in reimbursement policy affecting the Company’s business in North Carolina beginning in the third quarter of fiscal 2007.  In addition, increased investments by the Company in new program starts, growth initiatives and business process improvements during the period significantly increased expenses, further reducing Adjusted EBITDA.

The reported results are available on the Company’s investor relations web site at www.tmnfinancials.com. The user name “mentor” and the password “results” are required in order to access this site. In addition, National Mentor Holdings, Inc. will hold a conference call Tuesday, January 6, 2009 at 11:00 a.m. EST to discuss its financial results. The call will be broadcast live on the web at www.tmnfinancials.com and at www.fulldisclosure.com. A rebroadcast of the call will be available on both web sites until 5:00 p.m. EST on Tuesday, January 13, 2009. Those wishing to participate in the January 6 conference call by telephone are required to email their name and affiliation to dwight.robson@thementornetwork.com for dial-in information.

National Mentor Holdings, Inc., which markets its services under the name The MENTOR Network, is a leading provider of home and community-based human services to individuals with intellectual and/or developmental disabilities, at-risk children and youth with emotional, behavioral or medically complex needs and their families, and persons with an acquired brain injury.  The MENTOR Network’s customized services offer its clients, as well as the payers of these services, an attractive, cost-effective alternative to human services provided in large, institutional settings.  The MENTOR Network provides services to clients in 35 states and the District of Columbia.

* * * * * * * * * * *

From time to time, the Company may make forward-looking statements in its public disclosures. The forward-looking statements are based on estimates and assumptions made by management of the Company and are believed to be reasonable, although they are inherently uncertain and difficult to predict.  The forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from any such forward-looking statements, including the risks and uncertainties disclosed as Forward-Looking Statements and Risk Factors included in the Company’s filings with the Securities and Exchange Commission.

This press release includes presentations of Adjusted EBITDA because it is the primary measure used by management to assess financial performance.  Adjusted EBITDA represents net income (loss) before interest expense and interest income, income taxes, depreciation and amortization, and certain non-operating expenses.  Reconciliations of net income (loss) to Adjusted EBITDA are presented within the tables below. Adjusted EBITDA does not represent and should not be considered an alternative to net income or cash flows from operations, as determined by accounting principles generally accepted in the United States, or GAAP.  While Adjusted EBITDA is frequently used as a measure of financial performance and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

Selected Financial Highlights

($ in thousands)

(unaudited)

	Three Months Ended		Fiscal Year Ended
	September 30		September 30
	2008	2007	2008	2007
Statements of Operations Data:
Net revenues	$242,426	$233,476	$962,929	$910,099
Cost of revenues	186,439	178,954	732,298	688,939
Gross profit	55,987	54,522	230,631	221,160
General and administrative expenses	34,722	32,702	135,116	122,980
Depreciation and amortization	12,915	13,255	51,625	50,748
Income from operations	8,350	8,565	43,890	47,432
Management fee of related party (1)	(274)	(220)	(1,349)	(892)
Other expense, net	(629)	(17)	(875)	(416)
Interest income	101	284	684	1,060
Interest expense	(12,151)	(12,356)	(48,433)	(50,159)
Loss from continuing operations before income taxes	(4,603)	(3,744)	(6,083)	(2,975)
Benefit for income taxes	(1,503)	(864)	(177)	(483)
Loss from continuing operations	(3,100)	(2,880)	(5,906)	(2,492)
Loss from discontinued operations, net of tax	(483)	—	(1,329)	—
Net loss	$(3,583)	$(2,880)	$(7,235)	$(2,492)

Additional financial data:
Program rent expense (2)	$6,288	$5,659	$24,638	$21,654
Adjusted EBITDA (3)	$21,992	$23,340	$97,677	$100,596

Reconciliation of Non-GAAP Financial Measures

($ in thousands)

(unaudited)

	Three Months Ended		Fiscal Year Ended
	September 30		September 30
	2008	2007	2008	2007
Reconciliation from Net loss to Adjusted EBITDA:
Net loss	$(3,583)	$(2,880)	$(7,235)	$(2,492)
Benefit for income taxes	(1,503)	(864)	(177)	(483)
Interest income	(101)	(284)	(684)	(1,060)
Interest expense	12,151	12,356	48,433	50,159
Depreciation and amortization	12,915	13,255	51,625	50,748
Management fee of related party (1)	274	220	1,349	892
Loss on disposal of property and equipment	395	122	874	859
Loss (gain) on disposal of business units	13	—	(52)	—
Asset impairment charge (4)	—	1,124	—	1,124
Loss from discontinued operations, net of tax	483	—	1,329	—
Stock-based compensation (5)	948	291	2,215	849
Adjusted EBITDA (3)	$21,992	$23,340	$97,677	$100,596

Selected Balance Sheet and Cash Flow Highlights

($ in thousands)

(unaudited)

	As of
	September 30, 2008	September 30, 2007
Balance Sheet Data:
Cash and cash equivalents	$38,908	$29,373
Working capital(6)	55,878	57,297
Total assets	1,016,433	1,012,628
Total debt (7)	513,920	516,295
Shareholders’ equity	237,128	246,031

	Fiscal Year Ended
	September30, 2008	September 30, 2007
Other Financial Data:
Cash flows provided by (used in):
Operating activities	$53,593	$52,754
Investing activities	(39,024)	(43,216)
Financing activities	(5,034)	(6,676)

Purchases of property and equipment	26,105	19,662
Cash paid for acquisitions, net of cash received	14,895	25,074

(1)	Represents management fees paid to Vestar Capital Partners V, L.P.
(2)	Program rent expense is defined as lease expenses related to buildings directly utilized in providing services to clients.
(3)	Adjusted EBITDA represents net income (loss) before interest expense and interest income, income taxes, depreciation and amortization, and certain non-operating expenses.
(4)	Represents impairment related to the Company’s intellectual property model and certain agency contracts.
(5)	Represents non-cash stock-based compensation expense.
(6)	Working capital is calculated by subtracting current liabilities from current assets.
(7)	Total debt includes obligations under capital leases.

CONTACT: Dwight Robson at 617-790-4293 or dwight.robson@thementornetwork.com.

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